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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Agreement is made as of March 2, 2004 by and between Republic Engineered Products, Inc., a Delaware corporation, (the "Company") and Joseph F. Lapinsky (the "Executive").

                                    RECITALS

      WHEREAS the Executive was previously employed by Republic Engineered Products, LLC, a Delaware limited liability company ("REP LLC"); and

      WHEREAS following the sale of substantially all of the assets of REP LLC to the Company, the Company wishes to hire, and Executive wishes to be employed as the President and Chief Executive Officer (the "CEO") of the Company.

      NOW THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged by the parties, it is hereby agreed as follows:

      1. Employment.

            1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its President and CEO. In this capacity, Executive shall report to the Board of Directors of the Company (the "Board") and shall have the customary powers, responsibilities and authorities of President and CEO of corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the Board.

            1.2 Subject to the terms and conditions of this Agreement, Executive hereby agrees to remain the President and CEO of the Company and to devote his full business time and efforts to the performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the Board. During the term of his employment hereunder, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary of the Company, without the payment of any additional compensation therefore.

            1.3 Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, from managing any passive investment (i.e., an investment with respect to which Executive is in no way involved with the management or operation of the entity in which Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of the Board) or from serving, subject to the prior written approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the Board required herein shall not be unreasonably withheld.

      2. Term of Employment. Subject to an earlier termination of Executive's employment under any other provision of this Agreement Executive's employment under this Agreement shall commence on February 14, 2004 (the "Effective Date") and extend to the close

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of business on December 31, 2006 ("Term of Employment"), provided that the Term of Employment shall be extended for an additional twelve (12) month period each December 31 during the Term of Employment, unless either party gives written notice to the other on or before the immediately prior September 30th that the Term of Employment shall not be automatically extended on the following December 31st.

      3. Compensation.

            3.1 Salary. During Executive's employment under the terms of this Agreement, the Company shall pay Executive a base salary ("Base Salary") at the rate of not less than Five Hundred and Seventy-Five Thousand Dollars ($575,000) per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Board shall, in good faith, review and, if determined by the Board to be appropriate, increase Executive's salary at least annually in accordance with the Company's customary procedures and practices regarding the salaries of senior executives, which procedures and practices, for example, will include a review of the performance of the Company and Executive, and any increase in the cost of living during the relevant period. Increases in the rate of salary, once granted shall not be subject to revocation or decrease thereafter.

            3.2 Annual Bonus. Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). Annual Bonus amounts payable to Executive shall be determined in accordance with the Company's short term incentive compensation policy or plan for senior executive officers; provided however, that the Annual Bonus for Executive shall not be less than $150,000, and provided further, that in addition to the Executive's Annual Bonus for 2004, the Executive shall receive a one-time signing bonus (the "Signing Bonus") equal to $1,000,000, payable as follows: (i) $350,000 payable on the Effective Date, $350,000 payable on June 30, 2004 and $300,000 payable following the end of the Company's fiscal year for 2004, all in accordance with the Company's normal payroll practices. The Signing Bonus will be payable as aforesaid regardless of any termination of this Agreement whether pursuant to Section 6.1, 6.2, 6.3 or 6.4.

            3.3 Incentive Compensation. Executive shall receive an equity appreciation interest with respect to 4.5% of the Company's equity, fully diluted as of the Effective Date. The vesting schedule of such grant is as follows: one and one half per cent (1.5%) of the appreciation interest immediately vests upon the Effective Date, and one percent (1%) of the appreciation interest shall vest on each of the first three anniversaries of the Effective Date. All unvested portions of the appreciation interest shall vest upon a "Transaction" which is defined hereunder as (a) an initial public offering of the Company or (b)(i) the sale of at least 65% of the capital stock of the Company or (ii) substantially all of its assets, in either case, to a person, group of persons, entity or group of entities that are not affiliated with Perry Partners LP ("Perry") provided that Executive is employed by the Company on such date. Should Executive's employment hereunder terminate prior to a Transaction for any reason other than Cause (as defined below), the vested portion of the appreciation interest shall remain outstanding until the earlier of: one year from the date of termination and a Transaction. The value of the appreciation interest shall be fixed on the date of the Transaction and shall be paid out in a tax effective manner, pro rata with Perry. The terms of the grant shall be subject to a plan that will contain such additional terms as are not inconsistent with this provision.

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      4. Employee Benefits.

            4.1 Employee Welfare Benefit Plans and Practices. The Company shall provide Executive while employed hereunder with coverage under all welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof which the Company makes available to its senior executives.

            4.2 Vacation. Executive shall be entitled to twenty (20) business days paid vacation each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Any vacation days not taken by March 31 of the following year, unless approved by the Board, shall be forfeited without pay.

            4.3 Additional Perquisites. During Executive's employment hereunder, and with respect to clauses (i) and (iv) subject only to Executive's insurability at a reasonable cost to the Company, the Company shall provide Executive with (i) term life insurance in an amount equal to four (4) times Base Salary; (ii) payment for initiation fees at a social, dining, athletic or country club that the Board has approved for use by Executive for priority business entertainment purposes; (iii) the right to participate in the 401(k) plan; (iv) long-term disability coverage providing a monthly benefit of Twenty-Two Thousand Five Hundred Dollars ($22,500); (v) a one-thousand dollar ($1,000) annual allowance for tax return preparation expenses; (vi) a one-time one-thousand dollar ($1,000) allowance for legal fees incurred in reviewing this Agreement; and (vii) a two year renewable automobile lease. Executive shall provide documentation of expenses under items (v) and (vi) as requested by Company. With respect to the benefits set forth in clauses (i) and (iv), to the extent that any insurance company shall require Executive to have physical examinations or submit health information in order for the Company to procure or maintain coverage for Executive, Executive shall comply or the Company shall be relieved of its obligation to provide such benefits.

      5. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board. the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties.

      6. Termination of Employment. The Company or Executive may terminate Executive's employment at any time for any reason by written notice.

            6.1 Termination Not for Cause or for Good Reason.

      (a) If Executive's employment is terminated (i) by the Company for any reason other than Cause (as defined in Section 6.2(b) hereof), Disability (as defined in Section 6.3 hereof) or death or (ii) by Executive for Good Reason (as defined in Section 6.1(b) hereof), the Company shall continue to pay Executive's Base Salary for the remainder of the Term of Employment, with such payments to be made in accordance with the terms of Section 3.1. In addition, Executive shall, during the period that he continues to be compensated under this Agreement, continue participation and benefits under the Company's health, dental, life insurance and long term disability plans that he is otherwise participating in at the time his employment is terminated; provided that, if such participation and benefits cannot be provided under the terms

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of the applicable plans, the Company shall, subject only to Executive's insurability at a reasonable cost to the Company, pay or reimburse Executive his premium costs for substantially equivalent coverage. Further, to the extent that any insurance company shall require Executive to have physical examinations or submit health information to acquire or retain coverage, Executive shall comply or the Company shall be relieved of its obligation to provide such benefits. Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to payment of his Base Salary and benefits for more than thirty-six
(36) months following any termination under this Agreement.

      (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

            (i) A reduction by the Company in Executive's Base Salary; or

            (ii) A substantial diminution or material adverse change in Executive's duties, responsibilities or reporting responsibility, unless due to a promotion or increased responsibility; or

            (iii) Relocation of Executive's primary work site to a location more than fifty (50) miles from the Company's headquarters in Fairlawn, Ohio; provided, however, that a relocation of the Company's headquarters within the State of Ohio or a relocation after which Executive's primary work site is closer to Executive's home than it had been prior to the relocation shall not constitute "Good Reason" hereunder.

            6.2 Voluntary Termination by Executive; Discharge for Cause.

      (a) In the event that Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined or (ii) by Executive other than for Good Reason, Disability or death, Executive shall only be entitled to receive
(x) any Base Salary accrued but unpaid prior to such termination, (y) any earned but unpaid Annual Bonus from a prior year under the terms of any short term incentive compensation plan, and (z) any benefits provided under the employee benefit programs, plans and practices referred to in Section 4.2 hereof, in accordance with their terms. After the termination of Executive's, employment under this Section 6.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefit specified herein, to Executive shall thereupon cease and terminate, except any benefits that may be required by federal or state law.

      (b) As used herein, the term "Cause" shall be limited to (i) willful gross misconduct, by Executive in the performance of his duties hereunder, (ii) willful gross neglect by Executive of his duties hereunder (other than due to Disability, as such term is defined in Section 6.3 hereof), or repeated and willful failure to follow reasonable instructions of the Chairman of the Board,
(iii) commission of an act of fraud or material dishonesty with respect to the Company, (iv) any breach of the provisions of Section 11 of this Agreement by Executive or (v) conviction or plea of guilty or nolo contendere by Executive to any felony (or indictable offense). Termination of Executive's employment pursuant to this Section 6.2 shall be made by delivery to Executive of written notice, given at least 30 days prior to such Termination, from the Board specifying the particulars of the conduct by Executive set forth in any of clauses (i) through (v)

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above. Termination shall be effective on the date set forth in the notice, unless within 30 days after receiving such notice, Executive shall have cured Cause to the reasonable satisfaction of the Board; provided, however, that no cure shall be possible for (A) any breach of Section 11 of this Agreement by Executive, (B) a commission of fraud or material dishonesty or a conviction or plea of nolo contendere by Executive to any felony (or indictable offense); and provided further that Executive may be required to vacate Company premises prior to the effective date of termination in those instances.

            6.3 Disability. In the event that Executive is unable to perform his duties under this Agreement on account of a disability which continues for one hundred eighty (180) consecutive days or more, or for an aggregate of one hundred eighty (180) days in any period of twelve (12) months, Company may, in its discretion, terminate Executive's employment hereunder and Company's obligation to make payments under Section 3 shall, except for earned but unpaid salary and bonuses cease immediately upon such termination, or, if later, shall cease on the date Executive becomes entitled to benefits under the Company's long-term disability program. The Company may, in its discretion, require written confirmation from a physician of Disability during any extended absence. For purposes of this Agreement, "Disability," shall be defined by the terms of the Company's long-term disability policy, or, in the absence of such policy, as a physical or mental disability that prevents Executive from performing substantially all of his duties under this Agreement and which is expected to be permanent. The commencement date and expected duration of any physical or mental condition that prevents Executive from performing his duties hereunder shall be determined by a medical doctor selected by mutual agreement between Executive and the Company.

            6.4 Death. In the event of Executive's death during the Term of Employment or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, all obligations of the Company to make any further payments, other than the obligation to pay any accrued but unpaid Base Salary and any accrued incentive compensation shall terminate upon Executive's death, and benefits shall become payable under the Company's life and accidental death insurance program in accordance with its terms.

            6.5 No Mitigation; Change in Control. Executive understands and agrees that he shall not be entitled to any further notice, compensation or indemnity upon termination of employment under this Agreement other than amounts specified in this Section 6. Executive shall not have any obligation to seek comparable employment following such termination or resignation. However, any payment hereunder shall be offset by any compensation Executive earns with a new employer or from self-employment; but no such offset shall apply to any compensation earned by Executive if his employment with the Company or any person who acquires all or substantially all of the assets of the Company is terminated within the twelve (12) months following a Transaction (i) other than for Cause (as defined in Section 6.2) or (ii) by Executive for Good Reason (as defined in Section 6.1). Furthermore, all amounts owed to Executive under
Section 6.1 in the event of a termination of employment under that Section shall be paid in a single lump sum payment, at an appropriate discount to present value, in the event that such termination occurs within the twelve (12) months following a Transaction, with such payment made in complete settlement of all amounts otherwise payable to Executive under that Section in the event of such termination.

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            6.6 Executive's Duty to Provide Materials. Upon the termination of the Term of Employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates that may be in Executive's possession or under his control including all copies of any of the foregoing; provided, however, Executive shall not be required to surrender his personal rolodex, telephone book and personal materials.

            6.7 Certain Reduction of Payments.

      (a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any portion of the sum of (i) the amounts paid or payable to Executive or for Executive's benefit under the Agreement (the "Agreement Benefits") and (ii) the amount of all other payments, and the value of all other benefits received or to be received by Executive or for Executive's benefit (collectively, along with Agreement Benefits, referred to as "Benefits"), is likely to result in the imposition of a tax upon Executive or his estate under
Section 4999 of the Internal Revenue Code of 1986, as amended front time to time (the "Code"), the aggregate present value of the Agreement Benefits yet to be paid to Executive shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Agreement, "Reduced Amount" shall be an amount expressed as a single sum that maximizes the aggregate present value of Agreement Benefits previously paid and yet to be paid to Executive without causing the aggregate of any Agreement Benefits previously paid and yet to be paid to Executive to be subject to taxation to Executive or his estate under Section 4999 of the Code. The provisions of this subsection (a) and subsection (b) below shall be applied in a manner that is consistent with the provisions of subsection (c) below, and to the extent required, the provisions of subsection (c) shall supersede the provisions of subsection (a) and subsection (b) to permit such consistency.

      (b) If, determined in a manner consistent with subsection (a) above, Agreement Benefits in excess of the Reduced Amount are paid to Executive or for his benefit, or the Internal Revenue Service asserts that the amount of Agreement Benefits received by Executive or for his benefit are in excess of the amounts not subject to tax under Section 4999 of the Code, and such assertion is determined to have a high probability of being successful, such excess amounts (hereinafter referred to as "Overpayment") shall be treated for all purposes as a loan to Executive. The amount treated as a loan, together with interest at the applicable federal rate provided for in Section 1274(d) of the Code shall be paid by Executive to the Company as soon as practicable following the date Executive is notified in writing of such Overpayments. Notwithstanding the foregoing, if on or after the time the Overpayment is made, any applicable law or regulation forbids a loan to Executive by the Company, this provision by shall be revised by Company counsel to be in accordance with such law or regulation, such revision subject to Executive's consent to the revision, such consent not to be unreasonably withheld.

      (c) In the event that payment of any Benefits would result in all or a portion of such payment to be subject to excise tax under Section 4999 of the Code, then Executive's payment shall be either (i) the full payment or (ii) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes,

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income taxes, and the excise tax imposed by Section 4999 of the Code, results in
Executive's receipt, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.

      (d) All determinations required to be made under this Amendment shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Executive and the Company. All fees and expenses of the Accounting Firm shall be borne equally by Executive and the Company.

      7. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

            To the Company:     Corporate Controller
                                3770 Embassy Parkway
                                Akron, Ohio  44333-8367

            To Executive:       Joseph F. Lapinsky
                                8309 Blue Heron Drive
                                Massillon, Ohio 44646

Any such notice or communication shall be delivered by hand and/or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

      8. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

      9. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company. If this Agreement is not assumed by a successor to Company, the Agreement may be terminated by Executive under the terms of Section 6.1(a) as a termination for Good Reason.

      10. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

      11. Nondisclosure of Confidential Information; Non-Competition.

            11.1 Nondisclosure. Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership,

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corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 11.1, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non public, proprietary and confidential information of the Company, its respective affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

            11.2 Non-competition. In consideration of the Company's obligations under this Agreement, Executive agrees that during the period of his employment hereunder and for the period in which he receives Base Salary under this Agreement, without the prior written consent of the Board, (i) he will not, directly or indirectly, either as principal manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company and (ii) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to an person who has been employed by the Company at any time during the twelve (12) months immediately preceding such solicitation.

            11.3 Definition of Competition. For purposes of this Section 11, a business shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such purchases, sales or dealings or renders such services. Nothing in this Section 11 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

            11.4 Equitable Relief. Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and an authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 11 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive. Executive also agrees that notwithstanding any other provision of this Agreement, compliance with the provisions of this Section 11 is a condition subsequent and precedent to all obligations of the Company hereunder to pay any bonuses previously earned or

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severance benefits or provide post-termination welfare benefits even if some or all of the provisions of this Section 11 are held to be unenforceable by a court of law or through arbitration. Notwithstanding the expiration of the term of this Agreement, the provisions of this Section 11 hereunder shall remain in effect as long as is necessary to give effect thereto.

      12. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

      13. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement

      14. Arbitration. Except as otherwise provided in Section 11(d) hereof, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration held in the City of New York, New York and conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of the arbitration. Each party shall bear its own expenses in connection with any such arbitration and joint expenses shall be borne by both parties in equal portions.

      15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

      16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive, including, without limitation, any Change of Control Agreement with Republic Engineered Steels, Inc., his October 1, 1992 employment agreement, June, 2000 employment agreement and August 2002 employment agreement with the Company's predecessors. In accepting this Agreement, Executive releases all claims to any payments or benefits under such agreement or agreements.

      17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

      18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

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      19. Indemnification. Executive shall be provided with the same indemnification and directors and officers insurance coverage as apply to the key officers and directors of the Company.

                             SIGNATURE PAGE FOLLOWS

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                                         REPUBLIC ENGINEERED PRODUCTS, INC.

                                         By: /s/ George E. Strickler
                                             -----------------------------------
                                         Name: George E. Strickler
                                         Its:

                                         EXECUTIVE

                                         By: /s/ Joseph F. Lapinsky
                                             -----------------------------------
                                             Joseph F. Lapinsky